Exhibit 8.1

November 16, 2011

BHP Billiton Finance (USA) Limited

180 Lonsdale Street

Melbourne Vic 3000

Australia

BHP Billiton Limited

180 Lonsdale Street

Melbourne Vic 3000

Australia

BHP Billiton Plc

Neathouse Place

Victoria

London SW1V 1BH

United Kingdom

Ladies and Gentlemen:

We have acted as United States tax counsel to BHP Billiton Finance (USA) Limited (the “Issuer”), a corporation organized under the laws of the Commonwealth of Australia and a wholly owned subsidiary of BHP Billiton Limited, BHP Billiton Limited, a corporation organized under the laws of the Commonwealth of Australia, and BHP Billiton Plc, a corporation organized under the laws of England and Wales, in connection with the registration under the Securities Act of 1933 of an indeterminate amount of the Issuer’s debt securities on Form F-3, File No. 333-162380 (as amended through the date hereof, the “Registration Statement”). The statements under the heading “Material Tax Consequences—United States Federal Income Taxation” in the Registration Statement constitute our opinion relating to the matters described therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP